Exhibit 1

130 Adelaide Street West
Suite 2116
Toronto, Ontario
Canada M5H 3P5
www.nap.com

News Release 2009 — No. 12

TSX: PDL, PDL.WT

NYSE-AMEX: PAL, PAL.WS

North American Palladium signs option agreement with

Midland Exploration for Laflamme gold property

TORONTO, August 27, 2009 — North American Palladium Ltd. (“NAP” or the “Company”) has signed a Letter of Agreement with Midland Exploration Inc. (“Midland”) to earn an interest in the Laflamme gold property. Strategically located between NAP’s Sleeping Giant gold mine and the Comtois gold deposit in Quebec’s Abitibi region, Laflamme consists of 410 claims covering a surface area of approximately 220 square kilometres west of Lebel-sur-Quevillon. Laflamme offers excellent potential for gold mineralization. A recent study conducted by the Ministère des Ressources naturelles et de la Faune du Québec (“MNRF”) has identified a list of gold-bearing targets in major structures that appear on the property. NAP’s other properties in the area include Discovery, Dormex, Cameron Shear, Flordin and Florence, for which the Company has budgeted $2 million for exploration.

“This transaction is part of NAP’s regional gold exploration strategy, with the objective of leveraging Sleeping Giant’s milling facilities,” said William J. Biggar, the Company’s President and CEO. “We remain on target and on budget to put the Sleeping Giant gold mine into production in Q4 2009.”

NAP has the option to acquire a 50% interest in the Laflamme Property over a period of four years for the following consideration:

•                  Cash payments totalling $100,000, including a $30,000 payment upon signing;

•                  Exploration expenditures totalling $1 million over four years, including $300,000 in work expenditures during the first year.

NAP will be the Operator. Following acquisition of the initial 50% interest, NAP will have the option to acquire an additional 15% interest upon delivery of a bankable feasibility study.

About North American Palladium: Re-engineering the Future

NAP is a precious metals company that owns the Lac Des Iles mine, which produced platinum group metals for 15 years until October 2008 when it was placed on temporary care and maintenance due to low metal prices. Prior to the temporary shutdown, the mine had annual production of 270,000 ounces of palladium, 20,000 ounces of platinum and 20,000 ounces of gold. The Company also owns and operates the Sleeping Giant gold mine located in the Abitibi region of Quebec, which produced over 1 million ounces of gold from 1988-2008 at an average grade of 11.44 g/t. NAP expects gold production to resume in the fourth quarter of 2009 at an annual rate of 50,000 ounces. NAP benefits from operating in a politically stable jurisdiction with developed infrastructure and a history of innovation and excellence in mining. Please visit www.nap.com for more information.

For further information please contact:
Michel Bouchard	Annemarie Brissenden
Vice President, Gold Division	Director, Investor Relations
Telephone: 450-449-0066	Telephone: 416-360-7971 Ext. 226
Email: mbouchard@nap.com	Email: abrissenden@nap.com

Cautionary Statement on Forward-Looking Information

Certain information included in this press release, including any information as to our future financial or operating performance, exploration results, and other statements that express management’s expectations or estimates of future performance, constitute ‘forward-looking statements’ within the meaning of the ‘safe harbor’ provisions of the United States Private Securities Litigation Reform Act of 1995 and Canadian securities laws. The words ‘expect’, ‘believe’, ‘will’, ‘intend’, ‘estimate’ and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies. The Company cautions the reader that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual financial results, performance or achievements of North American Palladium to be materially different from the Company’s estimated future results, performance or achievements expressed or implied by those forward-looking statements and that the forward-looking statements are not guarantees of future performance. These statements are also based on certain factors and assumptions. For more details on these estimates, risks, assumptions and factors, see the Company’s most recent Form 40-F/Annual Information Form on file with the U.S. Securities and Exchange Commission and Canadian provincial securities regulatory authorities. In addition, there can be no assurance that the Company’s Lac des Iles or Sleeping Giant mines will be successfully restarted or that other properties can be successfully developed. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, events or otherwise, except as expressly required by law. Readers are cautioned not to put undue reliance on these forward-looking statements.

North American Palladium — August 27, 2009

News Release No. 12: North American Palladium signs option agreement with Midland Exploration for Laflamme gold property